Exhibit 99.1

Avatech Solutions Announces Fourth Quarter and
Year End Results

•	Total revenues increase 27.6% and services business revenues increase 44.5% in FY07

•	Company provides financial outlook for FY08

BALTIMORE, MD – September 28, 2007 – Avatech Solutions, Inc. (OTCBB:AVSO.OB), the nationwide technology experts for design, engineering, and facilities management, today announced financial results for its fourth quarter and fiscal year ended June 30, 2007.

For the year ended June 30, 2007, the Company reported revenues of approximately $50.5 million, a 27.6% increase over 2006 revenues of approximately $39.6 million. The Company generated growth in all three of its revenue categories, led by service revenue, which rose 44.5% to $10.7 million. Avatech reported a net loss for fiscal 2007 of $555,000, or $0.07 per fully diluted share, which included onetime charges to earnings of $1.3 million related primarily to severance costs and the closing of two offices. This compared to net income of $2.2 million, or $0.12 per fully diluted share, for fiscal year 2006. Excluding the onetime charges, the Company would have earned net income of $745,000 in fiscal 2007.

For the fourth quarter, the Company reported revenues of $11,494,000, a 15.8% increase over the prior-year period, when revenues totaled $9,929,000. For the three months ended June 30, 2007, Avatech reported a net loss of $874,000, or $0.07 per fully diluted share, which included onetime charges of $500,000 related to severance costs and the closing of two offices. This compared to a net loss of $84,000, or $0.00 per fully diluted share, in the same period of the prior year.

President and Chief Executive Officer George Davis commented, “During the second half of fiscal 2007, we had to work against the headwinds of Autodesk’s new incentive program and the restructuring of our own operations. Despite these hurdles, we completed an important acquisition, increased revenue by 27.6% and grew services income by 44.5% in fiscal 2007. Moreover, excluding the onetime charges we incurred through our realignment, Avatech would have been profitable for the year. Notwithstanding these accomplishments, we are disappointed with the reported loss and are committed to returning the Company to consistent profitability beginning in fiscal 2008.

“The many initiatives we have implemented to increase productivity, efficiency and communication provide a solid platform going forward. Our operational restructuring and cost reduction program is on track and is expected to save the Company in excess of $2.5 million annually. Our organizational realignment is also helping us strengthen fiscal accountability at all levels. In addition, we are beginning to realize increased gross margin levels as a result of the changes we have made in our sales programs to improve our performance under Autodesk’s new incentive program.

“After a year of transition and change marked by a new Chairman, new CEO, organizational streamlining and strategic re-focus, we are confident that Avatech’s 2008 financial performance will reflect this progress. This will be a year of focus, with the bottom line taking precedence. We expect to be profitable in the first quarter of 2008 and to deliver modest revenue growth for the year. Based on the business model we have developed, we also expect to be profitable throughout the year.”

Avatech Chairman Thom Waye added, “Our march towards profitability and diversification of revenues continues. We realized a 44.5% increase in services revenue in 2007 and expect to see this critically important revenue source continue to grow in 2008. The management team has identified many opportunities for expanding our engineering consultancy business and will continue our drive toward differentiated revenues while, as stated above, remaining focused on achieving sustained profitability. This will clearly drive more value to our customers, our employees and our shareholders, which is our primary mission.”

Conference Call Information
Avatech will hold a conference call to discuss its fourth quarter results at 11:00 a.m. Eastern Time on Friday, September 28, 2007. The dial-in number for the conference call is (866) 634-2258. (For international callers, the dial-in number is 706-643-9926.) A replay of the call will also be available through Friday, October 5, 2007, and can be accessed by dialing (706) 645-9291, conference ID #17415697. An audio replay of the conference call will be available in the Investor Relations section of the Company’s Web site, http://www.avatech.com.

About Avatech Solutions
Avatech Solutions, Inc. (OTCBB:AVSO.OB) is the recognized leader in design and engineering technology with unparalleled expertise in design automation, data management and process optimization for the manufacturing, engineering, building design and facilities management markets. Headquartered in Owings Mills, Maryland, the company specializes in consulting, software systems integration and implementation, standards development and deployment, education, and technical support. Avatech is one of the largest integrators of Autodesk software worldwide and a leading provider of PLM solutions. The company’s clients include industry leaders from Fortune 500 and Engineering News Record’s Top 100 companies. Visit http://www.avatech.com for more information.

Forward-looking Statement
This press release contains forward-looking statements about the expectations, beliefs, plans, intentions, and strategies of Avatech Solutions, Inc. There are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Statements that are not historical in nature, including those that include the words “goal,” “expect,” “anticipate,” “estimate,” “should,” “believe,” “intend,” and similar expressions, are based on current expectations, estimates and projections about, among other things, the industry and the markets in which Avatech operates, and they are not guarantees of future performance. Whether actual results will conform to expectations and predictions is subject to known and unknown risks and uncertainties, including risks and uncertainties discussed in this report; general economic, market, or business conditions; changes in interest rates, and demand for our products and services; changes in our competitive position or competitive actions by other companies; the ability to manage growth; changes in laws or regulations or policies of federal and state regulators and agencies; and other circumstances beyond our control. Consequently, all of the forward-looking statements made in this document are qualified by these cautionary statements, and there can be no assurance that the actual results anticipated will be realized, or, if substantially realized, will have the expected consequences on our business or operations.

Company Contact	Investor Relations Contact
Jean Schaeffer	Harriet Fried / Jody Burfening
Avatech Solutions, Inc.	Lippert/Heilshorn & Associates
Phone +1 (410) 581-8080 Fax +1 (410) 753-1591	Phone +1 (212) 838-3777 Fax +1 (212) 838-4568
jean.schaeffer@avatech.com	hfried@lhai.com